EXHIBIT 99.1

Department of Energy

Idaho Operations Office

1955 Fremont Avenue

Idaho Falls, ID 83415

May 23, 2019

Lightbridge Corporation

11710 Plaza America Drive, Suite 2000

Reston, VA 20190-4743

SUBJECT:

Application Review, Funding Opportunity Announcement DE-FOA-0001817, U.S. Industry Opportunities for Advanced Nuclear Technology Development, Application ARD-19-2-18041: Development, Demonstration, and Regulatory Engagement for Innovative, Safe, and Cost-Effective Lightbridge Fuel Technology for Existing and Future Commercial Reactors

Thank you for your interest and application submitted under the subject Funding Opportunity Announcement (FOA).

The Department of Energy, Office of Nuclear Energy has completed its review of the applications received in response to the FOA. Unfortunately, your application was not among those recommended for selection at this time. The consensus strengths and weaknesses identified by the Merit Review Panel and program policy factors applicable to your proposal are enclosed.

We understand and very much appreciate that significant time and effort are required to prepare an application, and we sincerely appreciate your submittal. After consideration of this feedback, you are eligible to resubmit your application for future quarterly submittals under this FOA.

Sincerely,

Procurement Services Division

Enclosed

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Lightbridge Corporation	Enclosure

Consensus summary of strengths and weaknesses identified:

Strengths: The approach proposed by the applicant is detailed, well thought-out, and includes logical schedule sequences to achieve the goals and objectives of the project. The parallel approach of developing a commercial capability while developing fundamental thermal-hydraulic and irradiation thermal performance information is an aggressive strategy which can provide a significant schedule advantage if executed successfully.

The proposed development of a metallic fuel with anticipated enhanced reactor safety, heat transfer properties, proliferation resistance, and load following capabilities addresses import gaps for improved fuel safety, performance, and economics, and improve deployment potential of advanced reactor designs.

The applicant has already made a significant private investment ($30M) in this effort prior to this proposal, and is proposing 45 percent cost share. As the applicant plans to make their product usable in the existing light water reactor (LWR) fleet, and in potential future LWR and water-cooled small modular reactor (SMR) designs, this proposal supports a key Government priority to support the existing nuclear fleet and advanced reactors.

The commercialization potential of this proposal is significantly increased through the engagement of an experienced fuel manufacturer, support of the potential end users, and the establishment of a utility advisory board. This advisory board, which includes nuclear utilities Exelon, Dominion Energy, Duke Energy and Southern Company, provides insight into the applicant's development program and increases the likelihood that the final fuel technology will meet specific domestic market needs and achieve commercialization.

Lastly, key personnel appear to have extensive experience in the nuclear industry and with fuel development. The team consists of a mix of industry, university and national laboratory personnel who have experience with large nuclear projects.

Weaknesses: The applicant does not provide adequate detail regarding activities and timelines that would be required to support the overall licensing and commercialization strategy, impeding the ability to assess whether any interruption of critical path items included in this scope would impact the applicant's ability to meet their goals.

While the proposal notes that the objective of this project is to enable a lead test rod (LTR) demonstration of the Lightbridge Fuel using uranium enriched to less than five percent uranium-235 in a commercial reactor in 2022, the proposal does not provide the expected level of detail regarding how these activities fit into an overall development and qualification strategy for their commercial HALEU fuel product.

Policy Factor: The proposal has merits as documented in the above summary; however, when considered in conjunction with the program policy factor, "the consistency and conformance of the work proposed in the application with current Office of Nuclear Energy Congressional appropriations," it was determined that the proposal could not be supported within currently available resources.

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